EXHIBIT 10.1

LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT (this “Agreement”) is dated as of November      , 2006 by and between XYBERNAUT CORPORATION, a Delaware corporation (the “Borrower”), and EAST RIVER CAPITAL LLC, a Delaware limited liability company (the “Lender”).

RECITALS

A. The Borrower and Xybernaut Solutions, Inc., a Virginia corporation (“XSI”, and collectively with the Borrower, the “Debtors”) filed voluntary petitions for relief under Chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) before the United States Bankruptcy Court for the Eastern District of Virginia, Alexandria Division (the “Bankruptcy Court”).

B. The Lender has provided a secured revolving credit facility to the Debtors pursuant to the Existing Loan Documents (as hereinafter defined) in their jointly administered bankruptcy case, Case No. 05-12801 (the “Bankruptcy Case”).

C. The Plan of Reorganization (as hereinafter defined) has been confirmed in the Bankruptcy Case pursuant to the Confirmation Order (as hereinafter defined) and concurrently with the effectiveness of this Agreement, the Effective Date (as hereinafter defined) has occurred and pursuant to the Merger Documents (as hereinafter defined), XSI has merged into the Borrower with the Borrower being the surviving corporation.

D. As further described in the Plan of Reorganization, among other terms and conditions, the Lender has agreed to provide financing to the Borrower in the aggregate principal amount of $950,000.00 (the “New Loans”) to fund payments to its creditors under and in accordance with the Plan of Reorganization to provide working capital.

E. The New Loans are to be comprised of a new Term Loan in the maximum principal amount of $575,000, and a new Revolving Credit facility in the original principal amount of $375,000 (including $200,00 in principal previously advanced to the Borrower and currently outstanding, together with accrued interest, premiums and other fees and charges) as further described herein and to be used by the Borrower for the uses specified in this Agreement.

F. The Lender is willing to make the New Loans available to the Borrower upon the terms and subject to the conditions, among others, set forth in this Agreement.

AGREEMENTS

NOW, THEREFORE, in consideration of the Loan or Loans described below and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the Lender and the Borrower agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Certain Defined Terms.

As used in this Agreement, the terms defined in the Preamble and Recitals hereto shall have the respective meanings specified therein, and the following terms shall have the following meanings:

“Account” individually and “Accounts” collectively mean all presently existing or hereafter acquired or created accounts, accounts receivable, health-care insurance receivables, receivables arising out of the use of a credit or charge card or information contained on or for use with the card, contract rights, notes, drafts, instruments, acceptances, chattel paper, leases and writings evidencing a monetary obligation or a security interest in, or a lease of, goods, all rights to payment of a monetary obligation or other consideration under present or future contracts (including, without limitation, all rights (whether or not earned by performance) to receive payments under presently existing or hereafter acquired or created letters of credit), or by virtue of property that has been sold, leased, licensed, assigned, or otherwise disposed of, services rendered or to be rendered, loans and advances made or other considerations given, by or set forth in or arising out of any present or future chattel paper, note, draft, lease, acceptance, writing, bond, insurance policy (including, without limitation, the right to receive refunds of unearned insurance premiums), instrument, document or general intangible, and all extensions and renewals of any thereof, all rights under or arising out of present or future contracts, agreements or general interest in goods which gave rise to any or all of the foregoing, including all commercial tort claims, other claims or causes of action now existing or hereafter arising in connection with or under any agreement or document or by operation of law or otherwise, all collateral security of any kind (including, without limitation, real property mortgages and deeds of trust), Supporting Obligations, letter-of-credit rights and letters of credit given by any Person with respect to any of the foregoing, all books and records in whatever media (paper, electronic or otherwise) recorded or stored, with respect to any or all of the foregoing and all equipment and general intangibles necessary or beneficial to retain, access and/or process the information contained in those books and records, and all proceeds (cash proceeds and non-cash proceeds) of the foregoing.

“Account Debtor” means any Person who is obligated on a Receivable and “Account Debtors” mean all Persons who are obligated on the Receivables.

“Affiliate” means, with respect to any designated Person, any other Person, (i) directly or indirectly controlling, directly or indirectly controlled by, or under direct or indirect common control with the Person designated, (ii) directly or indirectly owning or holding five percent (5%) or more of any equity interest in such designated Person, or (iii) five percent (5%) or more of whose stock or other equity interest is directly or indirectly owned or held by such designated Person. For purposes of this definition, the term “control” (including with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities or other equity interests or by contract or otherwise.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in the State are authorized or required to close.

“Chattel Paper” means a record or records (including, without limitation, electronic chattel paper) which evidence both a monetary obligation and a security interest in specific goods, a security interest in specific goods and software used in the goods, or a lease of specific goods; all Supporting Obligations with respect thereto; any returned, rejected or repossessed goods and software covered by any such record or records and all proceeds (in any form including, without limitation, accounts, contract rights, documents, chattel paper, instruments and general intangibles) of such returned, rejected or repossessed goods; and all proceeds (cash proceeds and noncash proceeds) of the foregoing.

“Collateral” has the meaning described in Section 3.1 (Collateral).

“Confirmation Order” means the order captioned “Order Confirming the Debtors’ Joint Plan of Reorganization under Chapter 11 of the Bankruptcy Code” as entered by the Bankruptcy Court on November      , 2006, in the Bankruptcy Case in the form attached hereto as EXHIBIT A and incorporated herein, with such changes as may be approved by the Lender in good faith.

“Default” means an event which, with the giving of notice or lapse of time, or both, could or would constitute an Event of Default under the provisions of this Agreement.

“Deposit Account” means any demand, time, savings, passbook or other similar account of the Borrower maintained with any bank or financial institution, all funds, investment property, moneys, securities and other items on deposit at any time and from time to time on deposit therein.

“DIP Order” means the final order of the Bankruptcy Court dated      , 2006, authorizing the Debtors to obtain debtor-in-possession financing from the Lender under the Existing Loan Documents and to grant security therefor.

“Effective Date” has the meaning given to such term in the Plan of Reorganization.

“Enforcement Costs” means all expenses, charges, costs and fees whatsoever (including, without limitation, reasonable outside and allocated in-house counsel attorney’s fees and expenses) of any nature whatsoever paid or incurred by or on behalf of the Lender in connection with (a) any or all of the Obligations, this Agreement and/or any of the other Financing Documents, (b) the creation, perfection, collection, maintenance, preservation, defense, protection, realization upon, disposition, sale or enforcement of all or any part of the Collateral, this Agreement or any of the other Financing Documents, including, without limitation, those costs and expenses more specifically enumerated in Section 3.2 (Costs) and/or Section 8.3(Costs, Expenses and Attorney’s Fees), and (c) the monitoring, administration, processing and/or servicing of any or all of the Obligations, the Financing Documents, and/or the Collateral.

“Equipment” means all equipment, machinery, computers, chattels, tools, parts, machine tools, furniture, furnishings, fixtures and goods (other than inventory) of every nature (including, without limitation, embedded software), presently existing or hereafter acquired or created and wherever located, whether or not the same shall be deemed to be affixed to real property, and all of such types of property leased by the Borrower and all of the Borrower’s rights and interests with respect thereto under such leases (including, without limitation, options to purchase), together with all accessions, additions, fittings, accessories, special tools, and improvements thereto and substitutions therefor and all parts and equipment which may be attached to or which are necessary or beneficial for the operation, use and/or disposition of such personal property, all licenses, warranties, franchises and General Intangibles related thereto or necessary or beneficial for the operation, use and/or disposition of the same, together with all Accounts, Chattel Paper, instruments and other consideration received by the Borrower on account of the sale, lease or other disposition of all or any part of the foregoing, and together with all rights under or arising out of present or future documents and contracts relating to the foregoing and all proceeds (cash proceeds and noncash proceeds) of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Existing Loan Documents” means, collectively, the Amended and Restated Secured Promissory Note dated May 1, 2006, the Security Agreement dated March 23, 2006, together with all documents, certificates, instruments and agreements executed and delivered in connection therewith, in each case as amended, supplemented or otherwise modified from time to time.

“Event of Default” has the meaning described in ARTICLE VII (Events of Default).

“Final Order” means an order or judgment of the Bankruptcy Court duly entered on the docket of the Bankruptcy Court that (a) has not been modified or amended without the consent of the Lender, or vacated, reversed, revoked, rescinded, stayed or appealed from, except as the Lender may otherwise specifically agree, (b) with respect to which the time to appeal, petition for certiorari, application or motion for reversal, rehearing, reargument, stay, or modification has expired, (c) no petition, application or motion for reversal, rehearing, reargument, stay or modification thereto or for a writ of certiorari with respect thereto has been filed or granted or the order of judgment of the Bankruptcy Court has been affirmed by the highest court to which the order or judgment was appealed and (d) is no longer subject to any or further appeal or petition, application or motion for reversal, rehearing, reargument, stay or modification thereof or for any writ of certiorari with respect thereto or further judicial review in any form.

“Financing Documents” means this Agreement, the Revolving Credit Note, the Term Note, the Intellectual Property Security Agreements, any control agreement or agreements required by Lender to perfect its security interest in any Deposit Accounts, any and all other promissory notes and any and all other documents, instruments, guarantees, certificates, agreements, loan agreements, security agreements, guaranties, deeds of trust, mortgages, assignments or other contract with or for the benefit of the Lender, or securing or evidencing payment of any indebtedness of the Borrower, previously, simultaneously or hereafter executed and/or delivered by the Borrower, any guarantor and/or any other Person in connection with any Loan or any of the other Obligations, all as the same may be amended, modified, restated, substituted, extended and renewed at any time and from time to time.

“GAAP” means United States generally accepted accounting principles, as in effect from time to time, consistently applied.

“General Intangibles” means all general intangibles of every nature, whether presently existing or hereafter acquired or created, and without implying any limitation of the foregoing, further means all books and records, commercial tort claims, other claims (including without limitation all claims for income tax and other refunds), payment intangibles, Supporting Obligations, choses in action, causes of action in tort or equity, contract rights, judgments, customer lists, software, patents, trademarks, licensing agreements, rights in intellectual property, goodwill (including goodwill of the Borrower’s business symbolized by and associated with any and all trademarks, trademark licenses, copyrights and/or service marks), royalty payments, licenses, letter-of-credit rights, letters of credit, contractual rights, the right to receive refunds of unearned insurance premiums, rights as lessee under any lease of real or personal property, literary rights, copyrights, service names, service marks, logos, trade secrets, amounts received as an award in or settlement of a suit in damages, deposit accounts, interests in joint ventures, general or limited partnerships, or limited liability companies or partnerships, rights in applications for any of the foregoing, books and records in whatever media (paper, electronic or otherwise) recorded or stored with respect to any or all of the foregoing, all Supporting Obligations with respect to any of the foregoing, and all equipment and general intangibles necessary or beneficial to retain, access and/or process the information contained in those books and records, and all proceeds (cash proceeds and noncash proceeds) of the foregoing.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any department, agency or instrumentality thereof.

“Hazardous Materials” includes all materials defined as hazardous wastes or substances under any environmental Laws, petroleum, petroleum products, oil and asbestos, and any substance the presence of which on any property now or hereafter controlled, owned or acquired by the Borrower is prohibited by any Law similar to those set forth in this definition; and any other substance which by Laws requires special handling in its collection, storage, treatment or disposal.

“Hedge Agreement” means any and all transactions, agreements or documents now existing or hereafter entered into, that provides for an interest rate, credit, commodity or equity swap, cap, floor, collar, forward foreign exchange transaction, currency swap, cross currency rate swap, currency option, or any combination of, or option with respect to, these or similar transactions, for the purpose of hedging the exposure to fluctuations in interest or exchange rates, loan, credit exchange, security or currency valuations or commodity prices.

“Indebtedness for Borrowed Money” of a Person means at any time the sum at such time of (a) indebtedness of such Person for borrowed money or for the deferred purchase price of property or services, (b) any obligations of such Person in respect of letters of credit, banker’s or other acceptances or similar obligations issued or created for the account of such Person, (c) Lease Obligations of such Person with respect to capital leases, (d) all liabilities secured by any Lien on any property owned by such Person, to the extent attached to such Person’s interest in such property, even though such Person has not assumed or become personally liable for the payment thereof, (e) obligations of third parties that are being guarantied or indemnified against by such Person or that are secured by the property of such Person; (f) any obligation of such Person under or with respect to an employee stock ownership plan or other employee benefit plan; (g) any obligation of such Person or a ERISA Affiliate to a Multi-employer Plan of Reorganization (as those terms are used under ERISA); and (h) any obligations, liabilities or indebtedness, contingent or otherwise, under or in connection with any Hedge Agreements; but excluding trade and other accounts payable in the ordinary course of business in accordance with customary trade terms and that are not overdue (as determined in accordance with customary trade practices) or that are being disputed in good faith by such Person and for which adequate reserves are being provided on the books of such Person in accordance with GAAP.

“Intellectual Property” means the collective reference to the Borrower’s Patents and Trademarks. The Borrower’s Intellectual Property is more specifically described on EXHIBIT B attached hereto and incorporated herein.

“Intellectual Property Security Agreements” means, collectively, that certain Collateral Assignment of Patents as Security and that certain Collateral Assignment of Trademarks as Security, both of even date herewith from the Borrower in favor of the Lender, as the same may be amended, modified, restated, substituted, extended and renewed at any time and from time to time.

“Inventory” means all inventory of the Borrower and all right, title and interest of the Borrower in and to all of its now owned and hereafter acquired goods and other personal property (including, without limitation, embedded software) furnished under any contract of service or intended for sale or lease, including, without limitation, all raw materials, work-in-process, finished goods and materials and supplies of any kind, nature or description which are used or consumed in the Borrower’s business or are or might be used in connection with the manufacture, packing, shipping, advertising, selling or finishing of such goods and other personal property, and all licenses, warranties, franchises, General Intangibles, personal property and all documents of title or documents relating to the same, together with all Accounts, Chattel Paper, instruments and other consideration received by the Borrower on account of the sale, lease or other disposition of all or any part of the foregoing, and together with all rights under or arising out of present or future documents and contracts relating to the foregoing and all proceeds (cash proceeds and noncash proceeds) of the foregoing.

“Investment Property” means a security, whether certificated or uncertificated, security entitlement, securities account, commodity contract, or commodity account, and all proceeds (cash proceeds and noncash proceeds) of, and Supporting Obligations with respect to, the foregoing.

“Item of Payment” means each check, draft, cash, money, instrument, item, wire transfer, ACH transfer, other electronic transfer and other remittance, in any form or method whatsoever, in payment or on account of payment of the Receivables or otherwise with respect to any Collateral, including, without limitation, cash proceeds of any returned, rejected or repossessed goods, the sale or lease of which gave rise to a Receivable, and other proceeds of Collateral; and “Items of Payment” means the collective reference to all of the foregoing.

“Laws” means the collective reference to each and all laws, ordinances, statutes, rules, regulations, orders, injunctions, rule of common law, judicial interpretation, writs, or decrees of any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any department, agency or instrumentality thereof.

“Lien” means any mortgage, deed of trust, grant, pledge, security interest, assignment, encumbrance, judgment, lien, claim or charge of any kind, whether perfected or unperfected, avoidable or unavoidable, including, without limitation, any conditional sale or other title retention agreement, any lease in the nature thereof, and the filing of or agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction.

“Loan” or “Loans” means collectively any and all loans and other financial accommodations (including, without limitation, letters of credit) heretofore or hereafter made by the Lender to the Borrower.

“Material Adverse Change” means a material adverse change in the business, operations, assets or financial condition of the Borrower and its subsidiaries (taken as a whole).

“Merger Documents” means, collectively, that certain Certificate of Merger of XSI and the Borrower dated November      , 2006, that certain Plan and Agreement of Merger dated November      , 2006, between XSI and the Borrower, those certain Articles of Merger dated November      , 2006, of XSI and the Borrower and any and all other certificates, agreements, resolutions, written consents and other documents executed by any Person in connection with the merger of XSI with and into the Borrower, as the      .

“Note” means, individually, the Revolving Credit Note or the Term Note, and “Notes” means, collectively, the Revolving Credit Note and the Term Note, as the same may be amended, modified, restated, substituted, extended and renewed at any time and from time to time.

“Obligations” means all present and future indebtedness, duties, obligations, and liabilities, whether now existing or contemplated or hereafter arising, of the Borrower to the Lender under, arising pursuant to, in connection with and/or on account of the Loans or the provisions of this Agreement and/or any of the other Financing Documents, including, without limitation, the principal of, and interest on, late charges, fees, Enforcement Costs, expenses (including, without limitation, reasonable attorneys fees), regardless of whether such indebtedness, duties, obligations, and liabilities be direct, indirect, primary, secondary, joint, several, joint and several, fixed or contingent; and also means all other present and future indebtedness, liabilities and obligations, all whether now existing or contemplated or hereafter arising, of the Borrower to the Lender of any nature whatsoever, regardless of whether any such indebtedness, obligations and liabilities be direct, indirect, primary, secondary, joint, several, joint and several, fixed or contingent; and also means any and all renewals, extensions and rearrangements of any such indebtedness, obligations and liabilities.

“Patents” means and includes, in each case whether now existing or hereafter arising, all of each Borrower’s rights, title and interest in and to (a) any and all patents and patent applications, (b) any and all inventions and improvements described and claimed in such patents and patent applications, (c) reissues, divisions, continuations, renewals, extensions and continuations-in-part of any patents and patent applications, (d) income, royalties, damages, claims and payments now or hereafter due and/or payable under and with respect to any patents or patent applications, including, without limitation, damages and payments for past and future infringements, (e) rights to sue for past, present and future infringements of patents, and (f) all rights corresponding to any of the foregoing throughout the world.

“Payment Date” means the last Business Day of March, June, September and December.

“Person” means and includes an individual, a corporation, a partnership, a limited liability company, a joint venture, a trust, an unincorporated association, a government or political subdivision or agency thereof or any other organization or entity.

“Plan of Reorganization” means the Debtors’ Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code, dated September      , 2006, as heretofore amended, modified or supplemented on terms satisfactory to the Lender.

“Pre-Effective Date Obligations” means any and all loans, obligations, liabilities and indebtedness of every kind, nature and description owing by the Borrower to the Lender arising prior to the Effective Date, including principal, interest, charges, premium, fees, costs and expenses, however evidenced, in each case arising under the Existing Loan Documents, whether direct or indirect, absolute or contingent, joint or several, due or not due, liquidated or unliquidated, secured or unsecured.

“Receivable” means one of the Borrower’s now owned and hereafter owned, acquired or created Accounts, Chattel Paper, General Intangibles and instruments; and “Receivables” means all of the Borrower’s now or hereafter owned, acquired or created Accounts, Chattel Paper, General Intangibles and instruments, and all cash and non-cash proceeds and products thereof.

“Revolving Credit Note” has the meaning described in Section 2.2.2 (Revolving Credit Note).

“Revolving Loan” has the meaning described in Section 2.2.1 (Revolving Loan Amount).

“Revolving Credit Termination Date” means the earliest of (a) the Stated Maturity Date, (b) the date on which the Revolving Credit Note matures (by acceleration or otherwise), or (c) the date on which the Lender’s obligation to make advances under the Revolving Loan is terminated following an Event of Default or otherwise.

“Stated Maturity Date” means November      , 2008.

“Subordinated Debt” means the indebtedness of the Borrower in favor of the GUC Representative (as that term is defined in the Plan of Reorganization), in a face principal amount of One Million Dollars ($1,000,000) as evidenced by the GUC Subordinated Plan Note (as that term is defined in the Plan of Reorganization).

“Subordinated Indebtedness” means all indebtedness, including, without limitation, the Subordinated Debt, incurred at any time by the Borrower, which is in amounts, subject to repayment terms, and subordinated to the Obligations, as set forth in one or more written agreements, all in form and substance satisfactory to the Lender in its sole and absolute discretion.

“Supporting Obligation” means a letter-of-credit right, secondary obligation, or obligation of a secondary obligor, or secondary obligation that supports the payment or performance of an account, chattel paper, a document, a general intangible, an instrument, or investment property.

“Term Loan” has the meaning described in Section 2.1.1 (Term Loan).

“Term Note” has the meaning described in Section 2.1.2 (Term Note).

“Trademarks” means and includes in each case whether now existing or hereafter arising, all of each Borrower’s rights, title and interest in and to (a) any and all trademarks (including service marks), trade names and trade styles, and applications for registration thereof and the goodwill of the business symbolized by any of the foregoing, (b) any and all licenses of trademarks, service marks, trade names and/or trade styles, whether as licensor or licensee, (c) any renewals of any and all trademarks, service marks, trade names, trade styles and/or licenses of any of the foregoing, (d) income, royalties, damages and payments now or hereafter due and/or payable with respect thereto, including, without limitation, damages, claims, and payments for past, present and future infringements thereof, (e) rights to sue for past, present and future infringements of any of the foregoing, including the right to settle suits involving claims and demands for royalties owing, and (f) all rights corresponding to any of the foregoing throughout the world.

“Uniform Commercial Code” means, unless otherwise provided in this Agreement, the Uniform Commercial Code as adopted by and in effect from time to time in the State of New York or in any other jurisdiction, as applicable.

All accounting terms not specifically defined or specified herein shall have the meanings generally attributed to such terms under GAAP. All terms used in this Agreement which are defined by the applicable Uniform Commercial Code shall have the same meanings as assigned to them by the Uniform Commercial Code unless and to the extent varied by this Agreement. In this Agreement, the singular number shall include the plural, the plural the singular and the use of the masculine, feminine or neuter gender shall include all genders, as the context may require. Reference to any one or more of the Financing Documents shall mean the same as the foregoing may from time to time be amended, restated, substituted, extended, renewed, supplemented or otherwise modified.

Section 1.2 Accounting Terms and Other Definitional Provisions.

Unless otherwise defined herein, as used in this Agreement and in any certificate, report or other document made or delivered pursuant hereto, accounting terms not otherwise defined herein, and accounting terms only partly defined herein, to the extent not defined, shall have the respective meanings given to them under GAAP. Unless otherwise defined herein, all terms used herein which are defined by the Uniform Commercial Code shall have the same meanings as assigned to them by the Uniform Commercial Code unless and to the extent varied by this Agreement. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, subsection, schedule and exhibit references are references to articles, sections or subsections of, or schedules or exhibits to, as the case may be, this Agreement unless otherwise specified. As used herein, the singular number shall include the plural, the plural the singular and the use of the masculine, feminine or neuter gender shall include all genders, as the context may require. Reference to any one or more of the Financing Documents shall mean the same as the foregoing may from time to time be amended, restated, substituted, extended, renewed, supplemented or otherwise modified.

Section 1.3 Interpretive Provisions.

(i) The term “documents” includes any and all instruments, documents, agreements, certificates, indentures, notices, other writings, and other records (authenticated and not authenticated), however evidenced.

(ii) The term “writing” shall have its ordinary meaning except that, to limited extent the Lender in an authenticated record expressly so agrees from time to time in the exercise of its sole and absolute discretion, the term may also include a record in a form other than a writing.

(iii) The terms “sign,” “signed” and signatures” shall have their ordinary meanings except that, to limited extent the Lender in an authenticated record expressly agrees otherwise from time to time in the exercise of its sole and absolute discretion, the terms may also include other methods used to authenticate.

ARTICLE II

THE CREDIT FACILITIES

Section 2.1	Term Loan.

	2.1.1	Term Loan.

As part of the Loans, the Lender hereby agrees to make a loan to the Borrower in the aggregate principal amount of $575,000 (the “Term Loan”), on the terms and conditions stated herein.

2.1.2 Term Note.

The Borrower’s obligation to repay the Term Loan is evidenced by a promissory note dated the same date as this Agreement (as amended, modified, restated, substituted, extended and renewed at any time and from time to time, the “Term Note”) in substantially the form attached to this Agreement as EXHIBIT C-1 and in the principal amount of the Term Loan having a maturity date, repayment terms and interest rate as set forth in the Term Note.

2.1.3 Use of Term Loan Proceeds.

The proceeds of the Term Loan shall be used solely for the following purposes: (a) on the Effective Date, $175,000 shall be deposited in the GUC Distribution Fund (as that term is defined in the Plan of Reorganization); (b) on the Effective Date or as soon as practicable thereafter, amounts necessary to satisfy Allowed Administrative Expense Claims (as that term is defined in the Plan of Reorganization) shall be paid to pay the holders of the Allowed Administrative Expense Claims; and (c) on the Effective Date or as soon as practicable thereafter, an amount not to exceed $400,000, less any amounts paid under subsection (b) above, shall be used to pay the holders of Allowed Professional Fee Claims (as that term is defined in the Plan of Reorganization) incurred from May 15, 2006 through the Effective Date on a pro rata basis.

Section 2.2	The Revolving Loan.

	2.2.1	Revolving Loan Amount.

Subject to and upon the provisions of this Agreement, the Lender establishes a revolving credit facility in favor of the Borrower (the “Revolving Loan”). The outstanding principal balance of the Revolving Loan shall at no time exceed $375,000. The Lender’s obligation to make advances under the Revolving Loan shall terminate on the Revolving Credit Termination Date, and following a Default or an Event of Default under this Agreement, may be limited, suspended or terminated at the Lender’s sole and absolute discretion exercised from time to time. The Borrower acknowledges and agrees that as of the close of business on November      2006, the principal amount of $200,000 has been previously advanced to the Borrower by the Lender in accordance with the DIP Order and the Existing Loan Documents, and such amount, together with accrued and unpaid interest, premiums, fees and other charges due and owing in connection therewith, constitutes an advance under the Revolving Loan and remains outstanding as of the date of this Agreement. Borrower acknowledges and agrees that Lender may from time to time elect to increase the maximum principal amount available under the Revolving Loan but any such increase shall be at Lender’s sole and absolute discretion.

2.2.2 Revolving Credit Note.

The Borrower’s obligation to repay the advances of the Revolving Loan shall be evidenced by a promissory note dated the same date as this Agreement (as amended, modified, restated, substituted, extended and renewed at any time and from time to time, the “Revolving Credit Note”) in substantially the form attached to this Agreement as EXHIBIT C-2 and in the aggregate principal amount of $375,000 (but subject to discretionary increase in accordance with Section 2.2.1 above) having a maturity date, repayment terms and interest rate as set forth in the Revolving Credit Note. Subject to the terms and conditions of this Agreement, sums borrowed under the Revolving Loan and repaid may be readvanced.

2.2.3 Revolving Loan Procedures

The Borrower may borrow under the Revolving Loan on any Business Day upon written request by the Borrower. The Borrower shall provide such written request (a “Loan Request”), together with telephonic notice thereof, to Lender on or before 12:00 noon at least three (3) Business Days prior to the requested date of such borrowing stating the amount requested and containing a certification of an authorized officer of the Borrower stating that no Default or Event of Default has then occurred and is continuing. Lender will advance the amount requested provided that (a) no Default or Event of Default has occurred and is continuing at the time the Loan Request is received and at the time the advance is made, (b) the aggregate principal amount outstanding under the Revolving Loan after giving effect to the requested advance does not exceed $375,000, and (c) all of the conditions precedent for advances set forth in this Agreement have been satisfied. Amounts repaid hereunder may be reborrowed on a revolving basis, subject to the terms and conditions of this Agreement. Each Loan Request must in a minimum amount of Fifty Thousand Dollars ($50,000).

2.2.4 Use of Revolving Loan Proceeds.

The proceeds of the Revolving Loan shall be used solely to pay the Borrower’s business expenses incurred in the ordinary course of the Borrower’s business.

2.2.5 Revolving Loan Deficiency.

The Borrower acknowledges and agrees that, if the principal balance of the Revolving Loan outstanding from time to time exceeds the face amount of the Revolving Credit Note, the excess shall bear interest at the rates provided from time to time for advances under the Revolving Loan evidenced by the Revolving Credit Note and shall be payable, with accrued interest, ON DEMAND.

2.2.6 Lender Advances.

The Borrower hereby irrevocably authorizes the Lender at any time and from time to time, without further request from or notice to the Borrower, to make advances under the Revolving Loan which the Lender, in its sole and absolute discretion, deems necessary or appropriate to protect the Lender’s interests under this Agreement, including, without limitation, advances to cover principal of, and/or interest on, the Loans, the Obligations, Enforcement Costs, and/or any costs, charges, fees (including, without limitation, reasonable attorneys fees), and expenses.

Section 2.3	Payments; General Provisions.

	2.3.1	Payments.

Unless sooner paid, the unpaid Loans, together with interest accrued and unpaid thereon, and all other Obligations shall be due and payable in full on the Stated Maturity Date.

2.3.2 Premium.

As further set forth in the Plan of Reorganization, the Lender has earned and is owed an additional amount (the “Premium”) equal to sixty-two and one-half percent (62.5%) of any fees and expenses due and owing under this Agreement, the Term Note or the Revolving Credit Note. The Premium was earned upon the advance of the loans under the Existing Loan Documents and shall be due and payable by the Borrower upon the earlier of the Revolving Credit Termination Date and the repayment in full of all of the Obligations. In addition to the Premium, the Borrower acknowledges and agrees that as of the date of this Agreement, the Borrower also owes Lender a premium in the amount of $     in connection with the previous advances in the principal amount of $200,000 pursuant to the Existing Loan Documents, which premium is fully earned and is due and payable at the same time as the Premium under this Section 2.3.2.

2.3.3 Prepayments.

(a) The Borrower shall have the option, at any time and from time to time with prior written notice to the Lender, to prepay the Loans, in whole or in part without premium or penalty.

(b) The Borrower shall make mandatory prepayments of the Loans to the Lender within three (3) Business Days after receipt thereof (a) from net proceeds of the Litigation Fund (as that term is defined in the Plan of Reorganization) as further provided in Section 5.2 of the Plan of Reorganization, and (b) from net proceeds of the Borrower’s sale, disposition or other monetization of any Intellectual Property as further provided in Section 5.3 of the Plan of Reorganization. Each such prepayment shall be applied to the Obligations in such order as the Lender may elect.

2.3.4 Use of Loan Proceeds.

The Borrower shall use the proceeds of the Loans promptly and solely for the purposes expressly permitted by this Agreement. Without implying any limitation on the foregoing, the Borrower will not, directly or indirectly, use any part of such proceeds for the purpose of purchasing or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or to extend credit to any Person for the purpose of purchasing or carrying any such margin stock.

2.3.5 Payment Absolute.

All payments of the Obligations, including, without limitation, principal, interest, prepayments, and fees, shall be paid by the Borrower without setoff, recoupment or counterclaim to the Lender in immediately available funds not later than 12:00 noon, New York City time on the due date of such payment. Such payment shall be by wire transfer in accordance with wire transfer instructions to be separately provided to Borrower, unless another manner of payment shall be specified in writing by the Lender. All payments shall be applied to the Obligations in such order as the Lender may elect.

2.3.6 Lender Responsibility.

The Lender assumes no responsibility or liability for any errors, mistakes, and/or discrepancies in the oral, telephonic, written or other transmissions of any instructions, orders, requests and confirmations between the Lender and the Borrower in connection with the Loans or any other transaction in connection with the provisions of this Agreement.

Section 2.4		Interest and Certain Fees.

	2.4.1	Applicable Interest Rates.

The Loans shall bear interest from the date of this Agreement until paid at the rate or rates set forth in the Notes.

2.4.2 Payment of Interest.

Unpaid and accrued interest on any portion of the Loans outstanding from time to time shall be due and payable, without duplication, as follows:

(a) on the Stated Maturity Date;

(b) on the date of any payment or prepayment, in whole or part, of any principal outstanding on any Loan;

(c) on each Payment Date occurring after the Closing Date; and

(d) on that portion of any Loan the Stated Maturity Date of which is accelerated pursuant to Section 7.2.1, immediately upon such acceleration.

Interest accrued on Loans or other monetary Obligations after the date such amount is due and payable (whether on the Stated Maturity Date, upon acceleration or otherwise) shall be payable upon demand.

2.4.3 Calculation of Interest and Fees.

All applicable fees and interest shall be calculated on the basis of a year of 360 days for the actual number of days elapsed.

2.4.4 Maximum Interest Rate.

In no event shall any interest rate provided for hereunder or under the Notes exceed the maximum rate permissible for corporate borrowers under applicable law for loans of the type provided for hereunder (the “Maximum Rate”). If, in any month, quarter or other applicable time period, any interest rate, absent such limitation, would have exceeded the Maximum Rate, then the interest rate for that time period shall be the Maximum Rate, and, if in future months, that interest rate would otherwise be less than the Maximum Rate, then that interest rate shall remain at the Maximum Rate until such time as the amount of interest paid hereunder equals the amount of interest which would have been paid if the same had not been limited by the Maximum Rate. In the event that, upon payment in full of the Obligations, the total amount of interest paid or accrued under the terms of this Agreement or the Notes is less than the total amount of interest which would, but for this Section, have been paid or accrued if the interest rates otherwise set forth in this Agreement or the Notes had at all times been in effect, then the Borrower shall, to the extent permitted by applicable law, pay the Lender, an amount equal to the excess of (a) the lesser of (i) the amount of interest which would have been charged if the Maximum Rate had, at all times, been in effect or (ii) the amount of interest which would have accrued had the interest rates otherwise set forth in this Agreement or the Notes, at all times, been in effect over (b) the amount of interest actually paid or accrued under this Agreement or the Notes, as applicable. In the event that a court determines that the Lender has received interest and other charges hereunder in excess of the Maximum Rate, such excess shall be deemed received on account of, and shall automatically be applied to reduce, the Obligations other than interest, in the inverse order of maturity, and if there are no Obligations outstanding, the Lender shall refund to the Borrower such excess.

ARTICLE III

SECURITY

Section 3.1 The Collateral.

As security for the payment and performance of the Obligations, the Borrower assigns, pledges and grants to Lender, and covenants and agrees that Lender shall have a perfected and continuing security interest in all of the personal property of the Borrower, all whether now owned or existing or hereafter acquired or created and wherever situated and including, without limitation, the following (the “Collateral”):

(a) All Accounts;

(b) All Inventory;

(c) All Equipment;

(d) All General Intangibles, including, without limitation, all Intellectual Property;

(e) All Investment Property;

(f) All Deposit Accounts into which the proceeds of any of the Collateral is or may be deposited;

(g) All notes, notes receivable, drafts, deposit accounts, securities, acceptances, money, instruments and documents; AND

WITH RESPECT TO EACH AND ALL OF THE FOREGOING, all proceeds of the Collateral, and all insurance policies and insurance proceeds related to any and all of the foregoing and all cash proceeds and non-cash proceeds thereof, and all books and records in whatever media (paper, electronic or otherwise) recorded or stored, with respect to any or all of the foregoing and all equipment, hardware and general intangibles necessary or beneficial desirable to retain, access and/or process the information contained in those books and records, and all proceeds (cash and non-cash) of the foregoing.

Notwithstanding any of the foregoing to the contrary, Lender hereby acknowledges and agrees that the Collateral does not and shall not include any of the Borrower’s avoidance actions under Chapter 5 of the Bankruptcy Code, nor any proceeds of any prepetition litigation claims by the Borrower against third parties.

The Borrower further agrees that the Lender shall have in respect thereof all of the rights and remedies of a secured party under the Uniform Commercial Code as well as those provided in this Agreement. Notwithstanding the fact that the proceeds of the Collateral constitute a part of the Collateral, the Borrower may not dispose of the Collateral, or any part thereof.

Section 3.2 Costs.

The Borrower agrees to pay, as part of the Enforcement Costs and to the fullest extent permitted by applicable Laws, on demand all costs, fees and expenses incurred by the Lender in connection with the taking, perfection, preservation, protection and/or release of a Lien on the Collateral, including, without limitation:

(a) fees and expenses incurred in preparing Financing Documents from time to time (including, without limitation, reasonable attorneys’ fees incurred in connection with preparing the Financing Documents);

(b) all filing and/or recording taxes or fees;

(c) all costs of Lien and record searches; and

(d) all related costs, fees and expenses.

Section 3.3 Rights of Inspection, Field Examination, Etc.

(a) The Borrower shall permit authorized representatives of the Lender to visit and inspect the properties of the Borrower, to review, audit, check and inspect the Collateral at any time with or without notice, to review, audit, check and inspect the Borrower’s other books of record at any time with or without notice and to make abstracts and photocopies thereof, and to discuss the affairs, finances and accounts of the Borrower, with the officers, directors, employees and other representatives of the Borrower and its accountants, all at such times during normal business hours and other reasonable times and as often as the Lender may reasonably request.

(b) The Borrower hereby irrevocably authorizes and directs all accountants and auditors employed by the Borrower at any time prior to the repayment in full of the Obligations to exhibit and deliver to the Lender copies of any and all of the financial statements, trial balances, management letters, or other accounting records of any nature of the Borrower in the accountant’s or auditor’s possession, and to disclose to the Lender any information they may have concerning the financial status and business operations of the Borrower. Further, the Borrower hereby authorizes all Governmental Authorities to furnish to the Lender copies of reports or examinations relating to the Borrower, whether made by the Borrower or otherwise.

(c) Any and all costs and expenses incurred by, or on behalf of, the Lender in connection with the conduct of any of the foregoing shall be part of the Enforcement Costs and shall be payable to the Lender upon demand. The Borrower acknowledges and agrees that such expenses may include, but shall not be limited to, any and all out-of-pocket costs and expenses of the Lender’s employees and agents in, and when, traveling to the Borrower’s facilities.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Lender, and shall be deemed to represent and warrant to the Lender at the time each request for an advance under the Loans is submitted and again at the time any advance is made under the Loans, as follows:

Section 4.1 Good Standing.

The Borrower is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has the power and authority to own its property and to carry on its business in each jurisdiction in which the Borrower does business.

Section 4.2 Authority and Compliance.

The Borrower has full power and authority to execute and deliver the Financing Documents and to incur and perform the obligations provided for therein, all of which have been duly authorized by all proper and necessary action of the appropriate governing body of the Borrower. No consent or approval of any governmental authority or other third party is required as a condition to the validity of any Financing Document other than the Bankruptcy Court’s entry of the Confirmation Order. The Borrower is in compliance with all Laws to which it is subject.

Section 4.3 Binding Agreement.

This Agreement and the other Financing Documents executed by the Borrower constitute valid and legally binding obligations of the Borrower, enforceable against the Borrower in accordance with their terms.

Section 4.4 No Conflicting Agreements.

There is no charter, bylaw, stock provision, partnership agreement or other document pertaining to the organization, power or authority of the Borrower, no provision of any existing agreement, mortgage, indenture or contract binding on the Borrower or affecting its property, and no Laws which would conflict with or in any way prevent the execution, delivery or carrying out of the terms of this Agreement and/or any of the other Financing Documents.

Section 4.5 No Defaults.

The Borrower is in compliance with its covenants and agreements contained in this Agreement and in the other Financing Documents. No Default or Event of Default has occurred and is continuing.

Section 4.6 Information.

The information contained in EXHIBIT D and EXHIBIT E, which are attached to and a part of this Agreement, is complete and correct.

Section 4.7 Ownership of Assets.

The Borrower has good title to its assets, and its assets are free and clear of Liens except those granted to the Lender and any described on EXHIBIT F attached to and a part of this Agreement.

Section 4.8 Subsidiaries.

The Borrower has no subsidiaries.

Section 4.9	Litigation.

There is no proceeding involving the Borrower pending or, to the knowledge of the Borrower, threatened before any court or governmental authority, agency, instrumentality or arbitration authority, except any described in the Plan of Reorganization or on EXHIBIT G attached to and a part of this Agreement.

Section 4.10 Perfection.

The Lender has as security for the Obligations a valid, perfected, first and only security interest in all of the Collateral subject only to Liens granted to the Lender under this Agreement or the other Financing Documents, Liens in favor of the Lender pursuant to the Existing Loan Documents or Liens expressly permitted by Section 6.2.2 of this Agreement.

Section 4.11 Taxes and Other Obligations.

All taxes and assessments, indebtedness for borrowed money, leases, and other obligations due and payable by the Borrower have been paid or are being contested in good faith by appropriate proceedings in accordance with the Borrower’s covenants in this Agreement and the Borrower has filed all tax returns which it is required to file.

Section 4.12 Environmental Matters.

The conduct of the Borrower’s business operations does not and will not violate any Laws for environmental protection, regulations of the Environmental Protection Agency or any other applicable Laws relating to the environment or Hazardous Materials.

Section 4.13 Patents, Trademarks, Etc.

The Borrower owns, possesses, or has the right to use all necessary Patents, licenses, Trademarks, permits and franchises to own its properties and to conduct its business as now conducted, without known conflict with the rights of any other Person.

ARTICLE V

CONDITIONS OF LENDING

In addition to the conditions stated elsewhere in this Agreement, the Lender shall not be obligated to consider or to make any advance under this Agreement unless on the date of the advance is requested and on the date the advance is to be made:

Section 5.1 Bankruptcy Matters.

(a) The Lender shall have received a certified copy of the Confirmation Order, as duly entered by the Bankruptcy Court and entered on the docket of the Clerk of the Bankruptcy Court in the Bankruptcy Case;

(b) Each of the Plan of Reorganization and the Confirmation Order shall be in form and substance satisfactory to the Lender in good faith (it being acknowledged that the Plan of Reorganization dated October 11, 2006 is satisfactory to the Lender);

(c) The Confirmation Order shall provide that, among other things (i) the Existing Loan Documents and the DIP Order shall continue in full force and effect on and after the Effective Date, (ii) as of and after the Effective Date, any and all loans, advances, financial accommodations, borrowings and obligations outstanding under the Existing Loan Documents shall continue in effect on and after the Effective Date and be deemed loans, advances, financial accommodations, borrowings and obligations of or to be assumed by the Borrower, (iii) the security interests and liens in favor of the Lender granted by the DIP Order and the Existing Loan Documents shall continue in effect in favor of the Lender on and after the Effective Date and shall not be discharged, released or terminated, and (iv) on the Effective Date, the Borrower is authorized to enter into this Agreement and the other Financing Documents and perform all of its obligations hereunder and thereunder;

(d) The Borrower shall have complied in full with the notice requirements as provided for in the order of the Bankruptcy Court entered on October      , 2006 approving the Disclosure Statement with respect to the Plan of Reorganization;

(e) The Confirmation Order shall have been entered by the Bankruptcy Court and shall be valid, subsisting and continuing in full force and effect;

(f) On the Closing Date, either (i) the Confirmation Order shall have become a Final Order, or (ii) either (A) each of the following conditions precedent shall have been satisfied: (1) no notice of appeal, petition for certiorari, or application or motion for reversal, rehearing, reargument, stay or modification with respect to the Confirmation Order shall have been filed on or prior to the Closing Date, and (2) either (x) no objections to the Confirmation Order shall have been filed or raised prior to the entry of the Confirmation Order, or (y) if any objections to the Confirmation Order shall have been filed or raised prior to the entry of the Confirmation Order, all of such objections shall have been withdrawn or shall have been settled on or prior to the Closing Date on terms and conditions satisfactory to the Lender or (B) the Lender shall have waived the conditions precedent set forth in clauses (ii)(A)(1) and (2) of this subsection (f) in its sole and absolute discretion;

(g) The Plan of Reorganization shall have been consummated and shall be effective (or shall become effective simultaneously with the effectiveness of this Agreement), all agreements and undertakings of the parties thereunder to be satisfied or performed on or before the Closing Date shall have been satisfied and performed, all consents, approvals or withholding of objections which are necessary to consummate the Plan of Reorganization and the transactions contemplated hereby have been obtained, all of the conditions precedent to the effectiveness of the Plan of Reorganization (other than conditions consisting of the execution, delivery or effectiveness of this Agreement) shall have been satisfied, or with the consent of the Lender and the Creditors’ Committee (as such term is defined in the Plan of Reorganization) waived in accordance with the terms thereof, and the Effective Date shall have occurred (or shall occur simultaneously with the effectiveness of this Agreement);

(h) The Confirmation Order shall not have been modified, reversed, stayed or vacated without the express written consent of the Lender, and except as otherwise consented to by the Lender at any time, no application or motion shall have been made to the Bankruptcy Court for any modification or stay of the Confirmation Order and no stay with respect to same shall have been entered;

(i) No court of competent jurisdiction shall have issued any injunction, restraining order or other order with respect to the Confirmation Order which otherwise prohibits the consummation of the transactions contemplated hereby or (except for changes consented to by the Lender) modifies such transactions;

(j) No motion, action or proceeding shall be pending against the Borrower by any creditor or other party-in-interest in the Chapter 11 Case in the Bankruptcy Court or in any other court of competent jurisdiction which adversely affects or may reasonably be expected to adversely affect the consummation of the Plan of Reorganization or could reasonably be expected to result in a Material Adverse Change; and

(k) The Lender shall have received 100% of the equity interests in the Borrower.

Section 5.2 Representations and Warranties.

The representations and warranties contained in ARTICLE IV (Representations and Warranties) are true and correct as though made on and as of such date.

Section 5.3 Compliance.

The Borrower is in compliance with all of the covenants and agreements contained in this Agreement and in the other Financing Documents.

Section 5.4 Default.

No Default or Event of Default has occurred and is continuing.

Section 5.5	No Adverse Changes.

There shall have been no Material Adverse Change.

Section 5.6	Documentation.

The Lender shall have received each of the Financing Documents duly executed and delivered by the Borrower, and such opinions, record searches, financial statements, assignments, waivers, certificates, control agreements, security agreements, financing statements and other documents as the Lender may require, all in form and substance satisfactory to the Lender and its counsel, in the exercise of their sole and absolute discretion.

Section 5.7 Merger.

(a) The Lender shall have received true and correct copies of each of the Merger Documents duly executed, delivered and/or approved, as applicable, by the Borrower, XSI and any other Person required to have executed, delivered or approved such documents, as applicable, and the Merger Documents, including, without limitation, the bylaws, articles of organization and other organizational documents of the Borrower, shall be in full force and effect. No material provision of any Merger Document shall have been waived, amended, supplemented or otherwise modified in any material respect without approval of the Lender.

(b) XSI shall have been merged into the Borrower, with the Borrower being the surviving entity, all of which shall have been consummated in accordance with applicable law and on terms which are substantively equivalent to those reflected by the Merger Documents. All governmental and third party approvals necessary in connection with the merger of XSI into the Borrower and the continuing operations of the Borrower (including shareholder approvals, if any) shall have been obtained on satisfactory terms and shall be in full force and effect, and applicable waiting periods shall have expired without any action being taken or threatened by any competent authority.

Section 5.8 Insurance.

The Lender shall have received evidence, in form and content reasonably satisfactory to Lender, that Borrower has in place the insurance coverage required under Section 6.1.8 below and satisfactory evidence that the Lender is named as mortgagee, loss payee and additional insured, as applicable, on such insurance policies.

Each request for an advance shall be deemed a representation by the Borrower that the conditions of this Article have been met.

ARTICLE VI

COVENANTS

Until full payment and performance of all Obligations, the Borrower covenants and agrees that (without limiting any requirement of any other Financing Document):

Section 6.1 Affirmative Covenants.

6.1.1 Plan of Reorganization of Reorganization; Joint Litigation Agreement.

The Borrower will timely perform and comply with all of its duties and obligations under and as described in the Plan of Reorganization and under the Plan Documents (as defined in the Plan of Reorganization) executed in connection therewith. The Borrower shall not seek or consent to any modification, stay, vacation of or amendments to the Confirmation Order without the prior written consent of the Lender.

6.1.2 Financial Statements and Other Information.

The Borrower will furnish to the Lender the following, which shall be in form and content satisfactory to the Lender:

(a) Annual financial statements audited by the Borrower’s certified public accountants (who shall be chosen by the Borrower and reasonably acceptable to the Lender) in accordance with GAAP consistently applied for, and within one hundred twenty (120) days after the close of each of, the Borrower’s fiscal year.

(b) Monthly financial statements (including a balance sheet, profit and loss statement and a statement of changes in financial condition) of the Borrower for each month of each fiscal year of the Borrower, within fifteen (15) days after the close of each such period, as prepared by the Borrower’s chief financial officer in accordance with GAAP consistently applied to the Borrower.

(c) Within ten (10) days following the required filing date, a copy of the Borrower’s federal income tax return with all schedules and attachments.

(d) Promptly such additional information, reports and statements respecting the business operations and financial condition of the Borrower, from time to time, as the Lender may reasonably require.

6.1.3 Accounting; Books and Records.

The Borrower will maintain a system of accounting satisfactory to the Lender and in accordance with GAAP applied on a consistent basis at all times, permit the Lender’s officers or authorized representatives to visit and inspect without notice the Borrower’s books of account and other records, businesses and properties at such times and as often as the Lender may desire, and pay the reasonable fees and disbursements of any accountants or other agents of the Lender selected by the Lender for the foregoing purposes. The Borrower shall maintain a fiscal year ending December 31. Unless written notice of another location is given to the Lender, the Borrower’s books and records will be located at the Borrower’s chief executive office described on EXHIBIT D.

6.1.4 Existence and Compliance.

The Borrower will maintain its existence, good standing and qualification to do business wherever required, and will comply with all Laws, including, without limitation, environmental Laws applicable to it or to any of its property, business operations and transactions.

6.1.5 New Subsidiaries, Guarantors, Etc.

With respect to any subsidiary of the Borrower formed, created or acquired by the Borrower after the date of this Agreement (each an “Additional Obligor”), Borrower shall cause each such Additional Obligor to become a borrower hereunder, jointly and severally with the Borrower, or a guarantor of the Obligations, as determined by the Lender, and shall cause each such Additional Obligor to grant to the Lender a lien on and security interest in substantially all of such Additional Obligor’s assets as security for the Obligations. Borrower shall cause each such Additional Obligor to execute, authorize and/or deliver, as applicable, any and all guaranty agreements, assumption agreements, financing statements, continuation statements, security agreements, notices, assignments, control agreements or other documents as may be necessary or beneficial, in the opinion of the Lender, to perfect, preserve, provide notice of, publicize, maintain, continue, protect and/or extend the assignment, lien or security interest granted or to be granted by the Additional Obligor to the Lender hereunder.

6.1.6 ERISA

The Borrower will, and will cause each of its subsidiaries and Affiliates to, comply with the funding requirements of ERISA with respect to employee pension benefit plans for its respective employees. The Borrower will not permit with respect to any employee benefit plan or plans covered by Title IV of ERISA (a) any prohibited transaction or transactions under ERISA or the Internal Revenue Code, that results, or may result, in any material liability of the Borrower and/or any subsidiary and/or Affiliate, or (b) any reportable event if, upon termination of the plan or plans with respect to which one or more such reportable events shall have occurred, there is or would be any material liability of the Borrower and/or any subsidiary and/or Affiliate to the PBGC. Upon the Lender’s request, the Borrower will deliver to the Lender a copy of the most recent actuarial report, financial statements and annual report completed with respect to any “defined benefit plan”, as defined in ERISA.

6.1.7 Maintenance.

The Borrower will maintain all of its tangible property in good condition and repair and make all necessary replacements thereof, and preserve and maintain all licenses, trademarks, privileges, permits, franchises, certificates and the like necessary or desirable for the operation of its business.

6.1.8 Insurance.

(a) Insurance Generally. The Borrower will maintain insurance with responsible insurance companies on such of its properties, in such amounts and against such risks as is customarily maintained by similar businesses operating in the same vicinity, specifically to include fire and extended coverage insurance covering all assets, business interruption insurance, workers compensation insurance and liability insurance, all to be with such companies and in such amounts as are satisfactory to the Lender from time to time. Satisfactory evidence of such insurance will be supplied to the Lender prior to the initial funding under this Agreement and no later than thirty (30) days prior to each policy renewal.

(b) Insurance on Collateral. The Borrower will (a) maintain hazard insurance with fire and extended coverage and naming the Lender as an additional insured with loss payable to the Lender as its interest may appear on the Equipment and Inventory in an amount at least equal to the lesser amount of the outstanding principal amount of the Obligations or the fair market value of the Equipment and Inventory (but in any event sufficient to avoid any co-insurance obligations) and with a specific endorsement to each such insurance policy pursuant to which the insurer agrees to give the Lender at least thirty (30) days written notice before any alteration or termination of such insurance policy and that no act or default of the Borrower shall affect the right of the Lender to recover under such policy in the event of loss or damage; (b) file with the Lender, upon its request, a detailed list of the insurance then in effect and stating the names of the insurance companies, the amounts and rates of the insurance, dates of the expiration thereof and the properties and risks covered thereby; and (c) within thirty (30) days after notice in writing from the Lender, obtain such additional insurance as the Lender may reasonably request.

6.1.9 Taxes and Other Obligations.

The Borrower will pay when due all of its taxes, other governmental assessments, indebtedness for borrowed money, leases, and other obligations, including, but not limited to, taxes, costs or other expenses arising out of this transaction, as the same become due and payable, except, with respect to taxes and governmental assessments, to the extent the same are being contested in good faith by appropriate proceedings in a diligent manner, no Lien has been imposed with respect thereto, and the Lender is satisfied that the Borrower at all times has the financial ability to pay the disputed taxes and governmental assessments, with all interest and penalties, without materially and adversely affecting the Borrower’s financial condition.

6.1.10 Hazardous Materials.

The Borrower will not use or permit any other party to use any Hazardous Materials at any of the Borrower’s places of business or at any other property owned, controlled or operated by the Borrower except such materials as are incidental to the Borrower’s normal course of business, maintenance and repairs and which are handled in compliance with all applicable Laws. The Borrower agrees to permit the Lender, its agents, contractors and employees to enter and inspect any of the Borrower’s places of business or any other property of the Borrower at any reasonable times upon three (3) days prior notice for the purposes of conducting an environmental investigation and audit (including taking physical samples) to insure that the Borrower is complying with this covenant and the Borrower shall reimburse the Lender on demand for the costs of any such environmental investigation and audit. The Borrower shall provide the Lender, its agents, contractors, employees and representatives with access to and copies of any and all data and documents relating to or dealing with any Hazardous Materials used, generated, manufactured, stored or disposed of by the Borrower’s business operations within five (5) days of the Lender’s request therefor.

6.1.11 Notices.

(a) Environmental. The Borrower will immediately notify the Lender in writing of (a) any and all enforcement, cleanup, remedial, removal, or other governmental or regulatory actions instituted, completed or threatened pursuant to any applicable Laws relating to any Hazardous Materials; (b) all claims made or threatened by any third party against the Borrower relating to damages, contribution, cost recovery, compensation, loss or injury resulting from any Hazardous Materials; and (c) any remedial action taken by the Borrower with respect to the Borrower’s business operations.

(b) Adverse Matters. The Borrower will immediately notify the Lender in writing of (a) any condition, event or act which comes to its attention that would or might materially and adversely affect the Borrower’s financial condition or operations, the Collateral, or the Lender’s rights under the Financing Documents; (b) any litigation instituted or threatened against the Borrower after the date hereof and of the entry of any judgment or Lien against any of the assets or properties of the Borrower after the date hereof where the claims against the Borrower or any of its subsidiaries exceed Fifty Thousand Dollars ($50,000) and are not covered by insurance; (c) any Default or Event of Default, any judicial, administrative or arbitral proceeding pending against the Borrower; (d) any judicial or administrative proceeding known by the Borrower to be threatened against it which, if adversely decided, could materially adversely affect its financial condition or operations (present or prospective); (e) the receipt by the Borrower or any of its subsidiaries of any notice, claim or demand from any Governmental Authority which alleges that the Borrower or any subsidiary is in violation of any of the terms of, or has failed to comply with any applicable Laws regulating its operation and business, including, but not limited to, the Occupational Safety and Health Act and the Environmental Protection Act; and (f) loss through fire, theft, liability or property damage in excess of an aggregate of Fifty Thousand Dollars ($50,000).

(c) Commercial Tort Claims. The Borrower shall promptly notify the Lender in writing in the event the Borrower shall have, receive or otherwise obtain a commercial tort claim, as plaintiff or otherwise in its favor against any third party and, without implying any limitation on the provisions of Section 6.1.14 (Further Assurances; Defense of Title), confirm that the Lender is authorized to file additional, and to amend, financing statements and do such other acts or things deemed necessary or desirable by the Lender to grant the Lender a first priority, perfected security interest in any such commercial tort claim, including, without limitation executing an assignment of such commercial tort claim.

(d) Disclosure of Significant Transactions. The Borrower shall deliver to the Lender a written notice describing in detail each transaction by it involving the purchase, sale, lease, or other acquisition or loss or casualty to or disposition of an interest in fixed or capital assets which exceeds One Hundred Thousand Dollars ($100,000.00), said notices to be delivered to the Lender within thirty (30) days of the occurrence of each such transaction.

(e) Change in Information. The Borrower will provide the Lender not less than thirty (30) days’ written notice prior to any change to the information set forth on EXHIBIT D.

6.1.12 Safekeeping.

The Borrower will store the Collateral in appropriate containers, in safe and secure locations, and in accordance with applicable Laws. The Borrower will take all steps necessary to preserve and maintain the Collateral and its value. The Borrower will not subject the Collateral to Liens or rights of setoff or recoupment, discount or adjustment, or otherwise permit anything to be done to the Collateral which may materially impair its the value or security.

6.1.13 Inspection.

The Borrower shall, and shall cause each of its subsidiaries to, permit authorized representatives of the Lender to visit and inspect the properties of the Borrower and its subsidiaries, to review, audit, check and inspect the Collateral at any time with or without notice, to review, audit, check and inspect the Borrower’s other books of record at any time with or without notice and to make abstracts and photocopies thereof, and to discuss the affairs, finances and accounts of the Borrower and/or any subsidiaries, with the officers, directors, employees and other representatives of the Borrower and/or any subsidiaries and their respective accountants, all at such times during normal business hours and other reasonable times and as often as the Lender may reasonably request. Any and all costs and expenses incurred by, or on behalf of, the Lender in connection with the conduct of any of the foregoing, shall be part of the Enforcement Costs and shall be payable to the Lender upon demand. The Borrower acknowledges and agrees that such expenses may include, but shall not be limited to, any and all out-of-pocket costs and expenses of the Lender’s employees and agents in, and when, traveling to the Borrower’s facilities.

6.1.14 Further Assurances; Defense of Title.

At its expense, the Borrower will defend the title to the Collateral (or any part thereof), and will promptly execute, acknowledge and deliver any financing statement, other notice, continuation statement, security agreement, notice, assignment or other document as may be necessary or beneficial, in the opinion of the Lender, to perfect, preserve, provide notice of, publicize, maintain, continue, protect and/or extend the assignment, lien or security interest granted to the Lender under this Agreement and/or any of the other Financing Documents and the priority thereof. The Borrower will immediately upon obtaining possession or control over any Collateral which may be perfected by possession or control deliver the same to the Lender, with such endorsements, stock powers or other documents or instruments as the Lender may from time to time require. The Borrower will from time to time do whatever the Lender may require by way of obtaining, executing, delivering, and/or filing financing statements, landlords’ or mortgagees’ waivers, notices of assignment and other notices and amendments and renewals thereof and the Borrower will take any and all steps and observe such formalities as the Lender may require, in order to create and maintain a valid Lien upon, pledge of, or paramount security interest in, the Collateral. Without implying any limitation on the foregoing, with respect to the Collateral that may be perfected by control, the Borrower shall take such steps as the Lender may require in order that Lender may have such control. To the extent that the proceeds of any of the Accounts are expected to become subject to the control of, or in the possession of, a party other than the Borrower or the Lender, the Borrower shall cause all such parties to execute and deliver on the date of this Agreement and from time to time hereafter security documents, financing statements or other documents as requested by the Lender and as may be necessary to evidence and/or perfect the security interest of the Lender in those proceeds. The Borrower agrees that a copy of a fully executed security agreement and/or financing statement shall be sufficient to satisfy for all purposes the requirements of a financing statement as set forth in Article 9 of the applicable Uniform Commercial Code. The Borrower hereby irrevocably appoints the Lender as the Borrower’s attorney-in-fact, with power of substitution, in the name of the Lender or in the name of the Borrower or otherwise, for the use and benefit of the Lender, but at the cost and expense of the Borrower and without notice to the Borrower, to execute and deliver any and all of the instruments and other documents and take any action which the Lender may require pursuant the foregoing provisions of this Section. Further, to the extent permitted by applicable Laws, the Lender may file, without the Borrower’s signature, one or more financing statements or other notices disclosing the Lender’s liens and other security interests. All financing statements and notices may describe the Lender’s collateral as all assets or all personal property of Borrower. The Borrower hereby ratifies and confirms the validity of any and all financing statements filed by the Lender prior to the date of this Agreement.

6.1.15 Equipment

The Borrower will (a) maintain all Equipment as personalty, (b) not affix any Equipment to any real estate in such manner as to become a fixture or part of such real estate, and (c) shall hold no Equipment on a sale on approval basis. The Borrower hereby declares its intent that, notwithstanding the means of attachment, no goods of the Borrower hereafter attached to any realty shall be deemed a fixture, which declaration shall be irrevocable, without the Lender’s consent.

6.1.16 Collection of Receivables.

Until such time that the Lender shall notify the Borrower of the revocation of such privilege and except as otherwise provided by this Agreement, the Borrower shall at its own expense have the privilege for the account of, and in trust for, the Lender of collecting its Receivables and all Items of Payment and shall otherwise completely service all of the Receivables including (a) the billing, posting and maintaining of complete records applicable thereto, (b) the taking of such action with respect to the Receivables as the Lender may request or in the absence of such request, as the Borrower may deem advisable; and (c) the granting, in the ordinary course of business, to any Account Debtor, any rebate, refund or adjustment to which the Account Debtor may be lawfully entitled, and may accept, in connection therewith, the return of goods, the sale or lease of which shall have given rise to a Receivable and may take such other actions relating to the settling of any Account Debtor’s claim as may be commercially reasonable. The Lender may, at its option, at any time or from time to time after and during the continuance of an Event of Default hereunder, revoke the collection privilege given in this Agreement to the Borrower by either giving notice of its assignment of, and lien on the Collateral to the Account Debtors or giving notice of such revocation to the Borrower. The Lender shall not have any duty to, and the Borrower hereby releases the Lender from all claims of loss or damage caused by the delay or failure to collect or enforce any of the Receivables or to preserve any rights against any other party with an interest in the Collateral. The Lender shall be entitled at any time and from time to time to confirm and verify Receivables.

6.1.17 Assignments of Receivables.

The Borrower will promptly, upon request, execute and deliver to the Lender written assignments, in form and content acceptable to the Lender, of specific Receivables or groups of Receivables; provided, however, the Lien and/or security interest granted to the Lender under this Agreement shall not be limited in any way to or by the inclusion or exclusion of Receivables within such assignments. Receivables so assigned shall secure payment of the Obligations and are not sold to the Lender whether or not any assignment thereof, which is separate from this Agreement, is in form absolute. The Borrower agrees that neither any assignment to the Lender nor any other provision contained in this Agreement or any of the other Financing Documents shall impose on the Lender any obligation or liability of the Borrower with respect to that which is assigned and the Borrower hereby agrees to indemnify the Lender and hold the Lender harmless from any and all claims, actions, suits, losses, damages, costs, expenses, fees, obligations and liabilities which may be incurred by or imposed upon the Lender by virtue of the assignment of and Lien on the Borrower’s rights, title and interest in, to, and under the Collateral.

6.1.18 Government Accounts.

The Borrower will immediately notify the Lender if any of the Receivables arise out of contracts with the United States or with any other Governmental Authority, and execute any instruments and take any steps required by the Lender in order that all moneys due and to become due under such contracts shall be assigned to the Lender and notice thereof given to the Governmental Authority under the Federal Assignment of Claims Act or any other applicable Laws.

6.1.19 Notice of Returned Goods, etc.

The Borrower will promptly notify the Lender of the return, rejection or repossession of any goods sold or delivered in respect of any Receivables, and of any claims made in regard thereto to the extent that the aggregate purchase price of any such goods in any given calendar month exceeds in the aggregate Ten Thousand Dollars ($10,000.00) in any given calendar month.

6.1.20 Inventory.

With respect to the Inventory, the Borrower will: (a) as soon as possible upon demand by the Lender from time to time, prepare and deliver to the Lender designations of Inventory specifying the Borrower’s cost of Inventory, the retail price thereof, and such other matters and information relating to the Inventory as the Lender may reasonably request; (b) keep correct and accurate records itemizing and describing the kind, type, quality and quantity of Inventory, the Borrower’s cost therefor and the selling price thereof, all of which records shall be available to the officers, employees or agents of the Lender upon demand for inspection and copying thereof; (c) not store any of its Inventory with a bailee, warehouseman or similar Person without the Lender’s prior written consent, which consent may be conditioned on, among other things, delivery by the bailee, warehouseman or similar Person to the Lender of warehouse receipts, in form acceptable to the Lender, in the name of the Lender evidencing the storage of Inventory and the Lender’s interests therein; and (d) permit the Lender and its agents or representatives to inspect and examine the Inventory and to check and test the same as to quality, quantity, value and condition at any time or times hereafter during the Borrower’s usual business hours or at other reasonable times. The Borrower shall be permitted to sell its Inventory in the ordinary course of its business until the occurrence of an Event of Default.

Section 6.2 Negative Covenants.

Until full payment and performance of all Obligations, the Borrower covenants and agrees that (without limiting any requirement of any other Financing Documents):

6.2.1 Indebtedness.

The Borrower will not create, incur, assume or become liable directly or indirectly in any manner for any Indebtedness for Borrowed Money other than to the Lender, except for normal trade debts incurred in the ordinary course of the Borrower’s business, and except for existing indebtedness described on EXHIBIT E. The Borrower will not prepay any such Indebtedness for Borrowed Money, other than to the Lender.

6.2.2 Liens.

The Borrower will not (a) grant, suffer or permit any Liens, contractual or otherwise, against it or its assets, except Liens in favor of the Lender that are first priority Liens and except any disclosed on EXHIBIT F, (b) agree for the benefit of any Person (other than the Lender) not to grant a Lien on any of its assets, or (c) fail to pay promptly when due all lawful claims, whether for labor, materials or otherwise.

6.2.3 Extensions of Credit.

The Borrower will not make any loan, advance or extension of credit to any individual, partnership, corporation or other entity, other than trade credit on reasonable terms extended to customers of the Borrower in the ordinary course of business.

6.2.4 Transfer of Assets or Control.

The Borrower will not (a) sell, lease, sell and rent or lease back within one year, assign, release, abandon or otherwise dispose of or transfer (including, without limitation, transfers or assignments by merger, consolidation or operation of law) any assets, except inventory sold in the ordinary course of its business prior to an Event of Default under this Agreement and the sale or other disposition of Intellectual Property strictly in accordance with the Plan of Reorganization, (b) enter into, or otherwise be the subject of, any merger or consolidation, or transfer of all or substantially all of the assets of any Person, (c) permit or suffer to occur the transfer of control of or any ownership interest in the Borrower, (d) permit or suffer to occur any change in the Borrower’s key management, (e) form or acquire any subsidiary unless such subsidiary becomes an Additional Obligor and complies with the provisions of Section 6.1.5 above, or (f) alter or amend its capital structure, authorize any additional class of equity, issue any stock or equity of any class.

6.2.5 Sales of Intellectual Property.

Borrower covenants and agrees not to sell, license or otherwise dispose of all or any portion of the Intellectual Property except in strict accordance with the terms of the Plan of Reorganization. The proceeds of the sale of other disposition of the Intellectual Property shall be applied by the Borrower strictly in accordance with the terms and provisions of the Plan of Reorganization.

6.2.6 Investments.

The Borrower will not make, assume, acquire or continue to hold any investment in any real property (unless used in connection with its business and treated as a fixed or capital asset of the Borrower) or in any Person, whether by stock purchase, capital contribution, acquisition of indebtedness of such Person or otherwise (including, without limitation, investments in any joint venture or partnership or in any Investment Property); provided, however, that Borrower may create subsidiaries if and to the extent that any such subsidiary becomes an Additional Obligor and complies with the provisions of Section 6.1.5 above.

6.2.7 Character of Business.

The Borrower will not change the general character of business as conducted at the date hereof, or engage in any type of business not reasonably related to its business as presently conducted.

6.2.8 Subordinated Indebtedness.

The Borrower will not, and will not permit any subsidiary to make: (a) any payment of principal of, or interest on, any of the Subordinated Indebtedness, including, without limitation, the Subordinated Debt, if a Default or an Event of Default then exists hereunder or would result from such payment; (b) any payment of the principal or interest due on the Subordinated Indebtedness as a result of acceleration thereunder or a mandatory prepayment thereunder; (c) any amendment or modification of or supplement to the documents evidencing or securing the Subordinated Indebtedness; or (d) payment of principal or interest on the Subordinated Indebtedness other than when due (without giving effect to any acceleration of maturity or mandatory prepayment).

ARTICLE VII

DEFAULT

Section 7.1 Events of Default.

The Borrower shall be in default under this Agreement and under each of the other Financing Documents upon the occurrence of any one or more of the following (each an “Event of Default”; any one or more collectively, “Events of Default”):

(a) there occurs any failure to pay any amounts when due and owing under the Loans or the other Obligations; or

(b) any representation or warranty made in this Agreement or in connection with this Agreement (including, without limitation, any opinion of counsel for the Borrower or other obligor to the Lender), any of the other Financing Documents, or the Obligations, shall prove to have been false or misleading when made (or, if applicable, when reaffirmed) in any material respect; or

(c) the Borrower or any other obligor under the Financing Documents fails to timely and properly observe, keep or perform, any term, covenant, agreement or condition in this Agreement, in any of the other Financing Documents, which failure is not cured within any express cure period, or challenges (or states its intention to challenge) the validity of any material provision of the Financing Documents; or

(d) the Borrower or any other obligor under the Financing Documents suspends or terminates its business operations or liquidates, dissolves or terminates its existence or, if an individual, dies; or

(e) the Borrower or any other obligor under the Financing Documents is in default under any indebtedness for borrowed money (other than the Loans); or

(f) the Borrower or any other obligor under the Financing Documents admits in writing its inability generally to pay its debts as they mature or shall make any assignment for the benefit of any of its creditors; or

(g) the Borrower or any other obligor under the Financing Documents is the subject of federal or state bankruptcy, insolvency, receivership or trustee proceedings other than the Bankruptcy Case; or

(h) any of the Financing Documents shall for any reason (except to the extent permitted by its express terms) cease to be effective; or

(i) the Lender at any time shall cease to have a valid and perfected first priority Lien on, or security interest in, any of the property (real or personal) purported to be covered any of the Financing Documents; or

(j) any execution or attachment shall be levied against the Collateral, or any part thereof, and such execution or attachment shall not be set aside, discharged or stayed within thirty (30) days after the same shall have been levied; or

(k) the Borrower suffers, in the good faith judgment of the Lender, a Material Adverse Change in the Borrower’s financial condition; or

(l) the ability of the Lender to realize on the Collateral, in the good faith judgment of the Lender, to realize thereon is materially impaired.

Section 7.2 Rights And Remedies.

Upon the occurrence of any Event of Default, the Lender may at any time thereafter exercise any one or more of the following rights, powers or remedies:

7.2.1 Acceleration.

The Lender may declare the Obligations to be immediately due and payable, notwithstanding anything contained in this Agreement or in any of the other Financing Documents to the contrary, without presentment, demand, protest, notice of protest or of dishonor, or other notice of any kind, all of which the Borrower hereby waives. THE OCCURRENCE OR NON-OCCURRENCE OF A DEFAULT OR AN EVENT OF DEFAULT UNDER THIS AGREEMENT OR UNDER ANY OF THE OTHER FINANCING DOCUMENTS SHALL IN NO WAY AFFECT OR CONDITION THE LENDER’S RIGHT TO IMMEDIATE PAYMENT AT ANY TIME OF ANY OF THE OBLIGATIONS WHICH ARE PAYABLE ON DEMAND REGARDLESS OF WHETHER OR NOT A DEFAULT OR AN EVENT OF DEFAULT HAS OCCURRED.

7.2.2 Further Advances.

The Lender may from time to time without notice to the Borrower suspend, terminate or limit any further loans or other extensions of credit under this Agreement and under any of the other Financing Documents. Further, upon the occurrence of an Event of Default or Default with respect to any event specified in clause (g) or clause (h) of Section 7.1 (Events of Default), any commitment of the Lender to make advances under the Loans and any agreement in any of the Financing Documents to provide additional credit shall immediately and automatically terminate and the unpaid principal amount of the Term Note and the Revolving Credit Note (with accrued interest thereon) and all other Obligations then outstanding, shall immediately become due and payable without further action of any kind and without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by the Borrower.

7.2.3 Uniform Commercial Code.

The Lender shall have all of the rights and remedies of a secured party under the applicable Uniform Commercial Code and other applicable Laws. Upon demand by the Lender, the Borrower shall assemble the Collateral and make it available to the Lender, at a place designated by the Lender. The Lender or its agents may without notice from time to time enter upon the Borrower’s premises to take possession of the Collateral, to remove it, to render it unusable, to process it or otherwise prepare it for sale, or to sell or otherwise dispose of it.

Any written notice of the sale, disposition or other intended action by the Lender with respect to the Collateral which is sent by regular mail, postage prepaid, to the Borrower at the address the Borrower which may from time to time be shown on the Lender’s records, at least ten (10) days prior to such sale, disposition or other action, shall constitute commercially reasonable notice to the Borrower. The Lender may alternatively or additionally give such notice in any other commercially reasonable manner. Nothing in this Agreement shall require the Lender to give any notice not required by applicable Laws.

If any consent, approval, or authorization of any state, municipal or other governmental department, agency or authority or of any person, or any person, corporation, partnership or other entity having any interest therein, should be necessary to effectuate any sale or other disposition of the Collateral, the Borrower agrees to execute all such applications and other instruments, and to take all other action, as may be required in connection with securing any such consent, approval or authorization.

The Borrower recognizes that the Lender may be unable to effect a public sale of all or a part of the Collateral consisting of securities by reason of certain prohibitions contained in the Securities Act of 1933, as amended, and other applicable federal and state Laws. The Lender may, therefore, in its discretion, take such steps as it may deem appropriate to comply with such Laws and may, for example, at any sale of the Collateral consisting of securities restrict the prospective bidders or purchasers as to their number, nature of business and investment intention, including, without limitation, a requirement that the Persons making such purchases represent and agree to the satisfaction of the Lender that they are purchasing such securities for their account, for investment, and not with a view to the distribution or resale of any thereof. The Borrower covenants and agrees to do or cause to be done promptly all such acts and things as the Lender may request from time to time and as may be necessary to offer and/or sell the securities or any part thereof in a manner which is valid and binding and in conformance with all applicable Laws. Upon any such sale or disposition, the Lender shall have the right to deliver, assign and transfer to the purchaser thereof the Collateral consisting of securities so sold.

7.2.4 Specific Rights With Regard to Collateral.

In addition to all other rights and remedies provided hereunder or as shall exist at law or in equity from time to time, the Lender may (but shall be under no obligation to), without notice to the Borrower, and the Borrower hereby irrevocably appoints the Lender as its attorney-in-fact, with power of substitution, in the name of the Lender or in the name of the Borrower or otherwise, for the use and benefit of the Lender, but at the cost and expense of the Borrower and without notice to the Borrower:

(a) request any account debtor obligated on any of the Accounts to make payments thereon directly to the Lender, with the Lender taking control of the cash and non-cash proceeds thereof;

(b) compromise, extend or renew any of the Collateral or deal with the same as it may deem advisable;

(c) make exchanges, substitutions or surrenders of all or any part of the Collateral;

(d) copy, transcribe, or remove from any place of business of the Borrower all books, records, ledger sheets, correspondence, invoices and documents, relating to or evidencing any of the Collateral or without cost or expense to the Lender, make such use of the Borrower’s place(s) of business as may be reasonably necessary to administer, control and collect the Collateral;

(e) repair, alter or supply goods if necessary to fulfill in whole or in part the purchase order of any account debtor;

(f) demand, collect, receipt for and give renewals, extensions, discharges and releases of any of the Collateral;

(g) institute and prosecute legal and equitable proceedings to enforce collection of, or realize upon, any of the Collateral;

(h) settle, renew, extend, compromise, compound, exchange or adjust claims in respect of any of the Collateral or any legal proceedings brought in respect thereof;

(i) endorse or sign the name of the Borrower upon any items of payment, certificates of title, instruments, securities, stock powers, documents, documents of title, financing statements, assignments, notices, or other writing relating to or part of the Collateral and on any Proof of Claim in bankruptcy against an account debtor;

(j) notify the Post Office authorities to change the address for the delivery of mail to the Borrower to such address or Post Office Box as the Lender may designate and receive and open all mail addressed to the Borrower; and

(k) take any other action necessary or beneficial to realize upon or dispose of the Collateral or to carry out the terms of this Agreement.

7.2.5 Protection of Collateral.

The Borrower agrees that the Lender may at any time take such steps as the Lender deems reasonably necessary to protect the Lender’s interest in, and to preserve the Collateral, including, without limitation, the hiring of such security guards, the placing of other security protection measures, and otherwise restricting access to owned or leased locations where Collateral is located, all as the Lender deems appropriate from time to time, may employ and maintain at any of the Borrower’s premises a custodian who shall have full authority to do all acts necessary to protect the Lender’s interests in the Collateral and may lease warehouse facilities to which the Lender may move all or any part of the Collateral to the extent commercially reasonable. The Borrower agrees to cooperate fully with the Lender’s efforts to preserve the Collateral and will take such actions to preserve the Collateral as the Lender may reasonably direct. All of the Lender’s expenses of preserving the Collateral, including any reasonable expenses relating to the compensation and bonding of a custodian, shall be part of the Enforcement Costs.

7.2.6 Application of Proceeds.

Any proceeds of sale or other disposition of the Collateral will be applied by the Lender to the payment of any and all Enforcement Costs, taxes, and fees owed to the Lender, and any balance of such proceeds will be applied by the Lender to the payment of the balance of the Obligations in such order and manner of application as the Lender may from time to time in its sole and absolute discretion determine. If the sale or other disposition of the Collateral fails to fully satisfy the Obligations, the Borrower shall remain liable to the Lender for any deficiency.

7.2.7 Performance by Lender.

If the Borrower shall fail to pay the Obligations or otherwise fail to perform, observe or comply with any of the conditions, covenants, terms, stipulations or agreements contained in this Agreement or any of the other Financing Documents, the Lender without notice to or demand upon the Borrower and without waiving or releasing any of the Obligations or any Event of Default, may (but shall be under no obligation to) at any time thereafter make such payment or perform such act for the account and at the expense of the Borrower, and may enter upon the premises of the Borrower for that purpose and take all such action thereon as the Lender may consider necessary or appropriate for such purpose and the Borrower hereby irrevocably appoints the Lender as its attorney-in-fact to do so, with power of substitution, in the name of the Lender or in the name of the Borrower or otherwise, for the use and benefit of the Lender, but at the cost and expense of the Borrower and without notice to the Borrower. All sums so paid or advanced by the Lender together with interest thereon from the date of payment, advance or incurring until paid in full at a per annum rate of interest equal at all times to the default rate of interest permitted under any promissory note at any time evidencing any of the Obligations and designated by the Lender, and all costs and expenses, shall be paid by the Borrower to the Lender on demand, and shall constitute and become a part of the Obligations.

7.2.8 Other Remedies.

The Lender may from time to time proceed to protect or enforce its rights by an action or actions at law or in equity or by any other appropriate proceeding, whether for the specific performance of any of the covenants contained in this Agreement or in any of the other Financing Documents, or for an injunction against the violation of any of the terms of this Agreement or any of the other Financing Documents, or in aid of the exercise or execution of any right, remedy or power granted in this Agreement, the Financing Documents, and/or applicable Laws. The Lender is authorized to offset and apply to all or any part of the Obligations all moneys, credits and other property of any nature whatsoever of the Borrower now or at any time hereafter in the possession of, in transit to or from, under the control or custody of, or on deposit with, the Lender.

ARTICLE VIII

MISCELLANEOUS

The Borrower and the Lender further covenant and agree as follows, without limiting any requirement of any other Financing Document:

Section 8.1 Notices.

All notices, requests or demands which any party is required or may desire to give to any other party under any provision of this Agreement must be in writing, hand delivered, sent by nationally recognized overnight courier or mailed, addressed to the Borrower and to the Lender at the following address:

the Lender:	James A. Coyne
East River Capital LLC
200 Nyala Farm Road
Westport, Connecticut 06880
Email: jacoyne@equisgroup.com
Fax: (203) 341-9988
Phone: (203) 341-0515
with a copy to:	Brian F. Kenney, Esquire
Miles & Stockbridge P.C.
1751 Pinnacle Drive, Suite 500
McLean, Virginia 22102
Email: bkenney@milesstockbridge.com
Fax: (703) 610-8686
Phone: (703) 610-8664
the Borrower:	Perry L. Nolen, President
Xybernaut Corporation
12701 Fair Lakes Circle, Suite 550
Fairfax, Virginia 22033
Email: pnolen@xybernaut.com
Fax: (703) 654-7070
Phone: (703) 654-3591
with a copy to:	Thomas Cabaniss, Esquire
McGuire Woods LLP
Bank of America Corporate Center
100 North Tryon Street, Suite 2900
Charlotte, North Carolina 28202
Email: tcabaniss@McGuireWoods.com
Fax: (704) 373-4011
Phone: (704) 373-8953

or to such other address as any party may designate by written notice to the other party. Each such notice, request and demand shall be deemed given or made as follows:

(a) If sent by hand delivery, upon delivery;

(b) If sent by nationally recognized overnight courier service, on the business day next following the day on which the notice is delivered to such courier; or

(c) If sent by mail, upon the earlier of the date of receipt or five (5) days after deposit in the U.S. Mail, first class postage prepaid.

Section 8.2 Cumulative Rights and No Waiver.

Each and every right granted to the Lender under any Financing Document, or allowed it by law or equity shall be cumulative of each other and may be exercised in addition to any and all other rights of the Lender, and no delay in exercising any right shall operate as a waiver thereof, nor shall any single or partial exercise by the Lender of any right preclude any other or future exercise thereof or the exercise of any other right. The Borrower expressly waives any presentment, demand, protest or other notice of any kind, including but not limited to notice of intent to accelerate and notice of acceleration. No notice to or demand on the Borrower in any case shall, of itself, entitle the Borrower to any other or future notice or demand in similar or other circumstances, except as expressly required in this Agreement. Without limiting the generality of the foregoing, the Lender may proceed against the Borrower with or without proceeding against any guarantor, surety, indemnitor or any other Person who may be liable for all or any part of the Obligations.

Section 8.3 Costs, Expenses and Attorney’s Fees.

The Borrower shall pay to the Lender ON DEMAND the full amount of all expenses, charges, costs, taxes, and fees including, without limitation, reasonable outside counsel fees and all allocated costs of the Lender’s in-house counsel if permitted by applicable Laws, whether incurred prior to the institution of any suit or other proceeding or otherwise, incurred by or on behalf of the Lender in connection with (a) negotiation and preparation of this Agreement and each of the Financing Documents, and (b) the Lender’s continued administration thereof, and (c) the perfection, collection, maintenance, preservation, inspection, insuring, defense, protection, realization upon, disposition, sale or enforcement of all or any part of the Collateral or the enforcement or collection of the Obligations and shall also pay to the Lender immediately ON DEMAND interest thereon from the date incurred or advanced until paid in full at a per annum rate of interest equal at all times to the default rate of interest permitted under any promissory note at any time evidencing any of the Obligations and designated by the Lender. The Lender may, at its option exercised from time to time, make an advance under the Revolving Loan or debit any deposit account of the Borrower with the Lender to cover in whole or in part any amounts owed under this Agreement.

Section 8.4 Applicable Law.

This Agreement and the rights and obligations of the parties hereunder shall be governed by and interpreted in accordance with the Laws of the State of New York and applicable United States federal law.

Section 8.5 Consent to Jurisdiction.

The Borrower irrevocably submits to the jurisdiction of any state or federal court sitting in either the State of New York, or the Commonwealth of Virginia, over any suit, action or proceeding arising out of or relating to this Agreement or any of the other Financing Documents. The Borrower irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Final judgment in any such suit, action or proceeding brought in any such court shall be conclusive and binding upon the Borrower and may be enforced in any court in which the Borrower is subject to jurisdiction, by a suit upon such judgment, provided that service of process is effected upon the Borrower as permitted by applicable Laws.

Section 8.6 Amendment; Other Provisions.

No modification, consent, amendment or waiver of any provision of this Agreement, nor consent to any departure by the Borrower therefrom, shall be effective unless the same shall be in writing and signed by an officer of the Lender, and then shall be effective only in the specified instance and for the purpose for which given. This Agreement is binding upon and shall inure to the benefit of the Borrower and the Lender, and their respective heirs, personal representatives, successors and assigns; however, no assignment or other transfer of the Borrower’s rights or obligations hereunder shall be made or be effective without the Lender’s prior written consent, nor shall it relieve the Borrower of any obligations hereunder. There is no third party beneficiary of this Agreement, including, without limitation, any of the GUC Representative, the holder of any general unsecured claim against the Borrower or any other creditor of the Borrower. The headings in this Agreement are included herein for convenience only, shall not constitute a part of this Agreement for any other purpose, and shall not be deemed to affect the meaning or construction of any of the provisions hereof.

Section 8.7 Documents.

All documents, certificates and other items required under this Agreement to be executed and/or delivered to the Lender shall be in form and content satisfactory to the Lender and its counsel.

Section 8.8 Partial Invalidity.

The unenforceability or invalidity of any provision of this Agreement shall not affect the enforceability or validity of any other provision herein and the invalidity or unenforceability of any provision of any Financing Document to any Person or circumstance shall not affect the enforceability or validity of such provision as it may apply to other Persons or circumstances.

Section 8.9 Environmental Indemnification.

The Borrower shall indemnify, defend and hold the Lender and its successors and assigns harmless from and against any and all claims, demands, suits, losses, damages, assessments, fines, penalties, costs or other expenses (including reasonable attorneys’ fees and court costs) arising from or in any way related to any of the transactions contemplated hereby, including but not limited to actual or threatened damage to the environment, agency costs of investigation, personal injury or death, or property damage, due to a release or alleged release of Hazardous Materials, arising from the Borrower’s business operations, any other property owned by the Borrower or in the surface or ground water arising from the Borrower’s business operations, or gaseous emissions arising from the Borrower’s business operations or any other condition existing or arising from the Borrower’s business operations resulting from the use or existence of Hazardous Materials, whether such claim proves to be true or false. The Borrower further agrees that its indemnity obligations shall include, but are not limited to, liability for damages resulting from the personal injury or death of an employee of the Borrower, regardless of whether the Borrower has paid the employee under the workmen’s compensation laws of any state or other similar federal or state legislation for the protection of employees. The term “property damage” as used in this section includes, but is not limited to, damage to any real or personal property of the Borrower, the Lender, and of any third parties. The Borrower’s obligations under this section shall survive the repayment of the Loans and any deed in lieu of foreclosure or foreclosure of any deed of trust, security agreement, mortgage or other Financing Documents securing all or any part of the Obligations.

Section 8.10 Survivability.

All covenants, agreements, representations and warranties made herein or in the other Financing Documents shall survive the making of the Loans and shall continue in full force and effect so long as any Loan or other Obligations are outstanding.

Section 8.11 Entire Agreement.

This Agreement is intended by the Lender and the Borrower to be a complete, exclusive and final expression of the agreements contained herein. Neither the Lender nor the Borrower shall hereafter have any rights under any prior agreements pertaining to the matters addressed by this Agreement but shall look solely to this Agreement for definition and determination of all of their respective rights, liabilities and responsibilities under this Agreement.

Section 8.12 Headings.

The headings in this Agreement are included herein for convenience only, shall not constitute a part of this Agreement for any other purpose, and shall not be deemed to affect the meaning or construction of any of the provisions hereof.

Section 8.13 NO ORAL AGREEMENT.

THIS WRITTEN AGREEMENT AND THE OTHER FINANCING DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

Section 8.14 WAIVER OF TRIAL BY JURY.

THE BORROWER AND THE LENDER HEREBY JOINTLY AND SEVERALLY WAIVE TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO WHICH THE BORROWER AND THE LENDER MAY BE PARTIES, ARISING OUT OF OR IN ANY WAY PERTAINING TO (A) THIS AGREEMENT, (B) ANY OF THE FINANCING DOCUMENTS, OR (C) THE COLLATERAL. THIS WAIVER CONSTITUTES A WAIVER OF TRIAL BY JURY OF ALL CLAIMS AGAINST ALL PARTIES TO SUCH ACTIONS OR PROCEEDINGS, INCLUDING CLAIMS AGAINST PARTIES WHO ARE NOT PARTIES TO THIS AGREEMENT.

This waiver is knowingly, willingly and voluntarily made by the Borrower and the Lender, and the Borrower and the Lender hereby represent that no representations of fact or opinion have been made by any individual to induce this waiver of trial by jury or to in any way modify or nullify its effect. The Borrower and the Lender further represent that they have been represented in the signing of this Agreement and in the making of this waiver by independent legal counsel, selected of their own free will, and that they have had the opportunity to discuss this waiver with counsel.

Section 8.15 General Indemnification.

The Borrower agrees to indemnify and hold harmless, the Lender, the Lender’s parent and Affiliates and the Lender’s parent’s and Affiliates’ officers, directors, shareholders, employees and agents (each an collectively, the “Indemnified Parties”), from and against any and all claims, liabilities, losses, damages, costs and expenses (whether or not such Indemnified Party is a party to any litigation), including without limitation, reasonable attorney’s fees and costs and costs of investigation, document production, attendance at depositions or other discovery, incurred by any Indemnified Party with respect to, arising out of or as a consequence of (a) this Agreement or any of the other Financing Documents, including without limitation, any failure of the Borrower to pay when due (at maturity, by acceleration or otherwise) any principal, interest, fee or any other amount due under this Agreement or the other Financing Documents, or any other Event of Default; (b) the use by the Borrower of any proceeds advanced hereunder; (c) the transactions contemplated hereunder; or (d) any claim, demand, action or cause of action being asserted against (i) the Borrower or any of its Affiliates by any other Person, or (ii) any Indemnified Party by the Borrower in connection with the transactions contemplated hereunder. Notwithstanding anything herein or elsewhere to the contrary, the Borrower shall not be obligated to indemnify or hold harmless any Indemnified Party from any liability, loss or damage resulting from the gross negligence, willful misconduct or unlawful actions of such Indemnified Party. Any amount payable to the Lender under this Section will bear interest at the highest default rate of interest applicable from time to time with respect to any of the Loans from the due date until paid.

ARTICLE IX

ACKNOWLEDGMENTS

Section 9.1 Existing Obligations.

The Borrower hereby acknowledges, confirms and agrees that, as of the close of business on November      , 2006, the Borrower is indebted to the Lender for loans under the Existing Loan Documents in the aggregate principal amount of $     , together with interest at the rate of 15% per annum, and all fees, costs, expenses, premium and other charges relating thereto accrued and accruing thereon as of the date of full payment and satisfaction of the Pre-Effective Date Obligations, all of which are unconditionally owing by the Borrower to the Lender, without offset, defense or counterclaim of any kind, nature or description whatsoever. The Borrower hereby expressly assumes, confirms and ratifies its assumption of the Pre-Effective Date Obligations to the Lender and the Borrower shall continue to be and shall be directly and primarily liable in all respects for all of the Pre-Effective Date Obligations to the Lender, and such Pre-Effective Date Obligations are unconditionally owing to the Lender, without offset, defense or counterclaim of any kind, nature or description whatsoever.

Section 9.2 Acknowledgement of Security Intersts.

(a) The Borrower hereby acknowledges, confirms and agrees that the Lender has and shall continue to have a security interest in and lien upon the Collateral heretofore granted to the Lender pursuant to the Existing Loan Documents to secure the Pre-Effective Date Obligations, as well as any Collateral granted under this Agreement or under any of the other Financing Documents or otherwise granted to or held by the Lender.

(b) The liens and security interests of the Lender in the Collateral shall be deemed to be continuously granted and perfected from the earliest date of the granting and perfection of such liens and security interests to the Lender, whether under the Existing Loan Documents, this Agreement or any of the other Financing Documents.

Section 9.3 Existing Loan Documents.

The Borrower hereby acknowledges, confirms and agrees that: (a) the Existing Loan Documents have been duly executed and delivered by the Borrower, (b) the Existing Loan Documents are in full force and effect, (c) the agreements and obligations of the Borrower contained in the Existing Loan Documents constitute the legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their respective terms, (d) the Borrower has no valid defense to the enforcement of such obligations, and (e) the Lender is entitled to all of the rights and remedies provided for in the Existing Loan Documents. The acknowledgements contained herein shall not be construed to limit or affect any of the terms of any other agreements of the Borrower with, to or in favor of the Lender.

[Signatures Follow On Next Page]

IN WITNESS WHEREOF, the parties hereto have signed and sealed this Agreement on the day and year first above written.

WITNESS OR ATTEST: XYBERNAUT CORPORATION

     By:     (Seal)

Name:
Title:

WITNESS: EAST RIVER CAPITAL LLC

     By:     (Seal)

Name:
Title:

EXHIBIT A TO LOAN AND SECURITY AGREEMENT

(Confirmation Order)

Attached

EXHIBIT B TO LOAN AND SECURITY AGREEMENT

The following identifies all of Borrower’s Intellectual Property:

EXHIBIT C-1 TO LOAN AND SECURITY AGREEMENT

EXHIBIT C-2 TO LOAN AND SECURITY AGREEMENT

EXHIBIT D TO LOAN AND SECURITY AGREEMENT

The Borrower further represents and warrants to the Lender as follows:

(a) The exact legal name and the state of organization of the Borrowers are as stated in the initial paragraph to this Agreement.

(b) The organizational identification number of the Borrower is      .

(a) The Borrower’s Federal tax identification number is      .

(c) The Borrower’s chief executive office is:

Street Address:

City or Town:

County:

State:

(d) The Borrower in fact manages the main part of its business operations from that address; and it is at that address that persons dealing with the Borrower would normally look for credit information.

(e) The mailing address of the Borrower to be inserted on financing statements covering the Collateral is:

(f) In the twelve years preceding the date hereof, the Borrower has not changed its name, state of organization, identity or structure, has not conducted business under any name other than its current name, and has not conducted its business in any jurisdiction other than the jurisdiction in which its chief executive office is currently located, except as follows:

(g) The Borrower has no subsidiaries.

(h) The following describes any and each place of business of the Borrower which is not otherwise identified above:

(i) The following describes any and each location of any books and records of the Borrower, which location is not otherwise identified above:

(j) The following describes any and each location, where any of the Collateral is located, which location is not otherwise identified above:

EXHIBIT E TO LOAN AND SECURITY AGREEMENT

The following is all indebtedness described in 6.2.1 (Indebtedness) except that in favor of the Lender and except for normal trade debts in the ordinary course of business:

Indebtedness for LC Fund Claims (as that term is defined in the Plan of Reorganization).

EXHIBIT F TO LOAN AND SECURITY AGREEMENT

The following are all Liens on the property of the Borrower other than Liens in favor of the Lender:

Liens in favor of the LC Fund (as that term is defined in the Plan of Reorganization), which are subordinate to Liens in favor of the Lender.

EXHIBIT G TO LOAN AND SECURITY AGREEMENT

The following are the only proceedings involving the Borrower pending or, to the knowledge of the Borrower, threatened before any court or governmental authority, agency, instrumentality or arbitration authority: